Exhibit 1.1(b)

Free translation from the French original. The French original prevails.

Version of 7 March 2006

ARTICLES OF INCORPORATION of Adecco S.A.

joint stock company in Chéserex

I.	Name, Registered Office, Duration and Purpose

Art. 1	1 A joint stock company is formed under the name of Adecco S.A., governed by these Articles and by Title XXVI of the Swiss Code of Obligations.

2 The registered office of the company shall be in Chéserex. The company is formed for an unlimited duration.

Art. 2	[1] The purpose of the company is the acquisition and management of financial holdings of whatever form in service, commercial, financial and industrial enterprises and companies in Switzerland and abroad and, in particular, in enterprises and companies supplying employees, or providing supervision, inspection or consulting services.

2 The company may grant loans to such enterprises and companies and conduct all such operations as have a bearing on the above mentioned purpose, including borrowing money and acquiring real estate.

II.	Capital Structure

A.	Share Capital and Shares

Art. 3	The share capital totals CHF 187’607’395.— (one hundred and eighty-seven million six hundred and seven thousand three hundred and ninety-five Swiss francs), divided into 187’607’395 (one hundred and eighty-seven million six hundred and seven thousand three hundred and ninety-five) fully paid up registered shares of CHF 1.— (one Swiss franc) nominal value each.

Art. 3bis	Abolished.

Articles of Incorporation of Adecco S.A., Chéserex	- 2 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

Art. 3ter	[1] The share capital of the company shall be increased by a maximum aggregate amount of CHF 5’822’915.— (five million eight hundred twenty-two thousand nine hundred and fifteen Swiss francs) by issuing a maximum of 5’822’915 (five million eight hundred twenty-two thousand nine hundred and fifteen) fully paid up registered shares with a nominal value of CHF 1.— (one Swiss franc) each, through the exercise of option rights which the Board of Directors grants to the employees and to the members of the Board of Directors of the company or of its affiliated companies. The newly issued registered shares shall be subject to the transfer restrictions of Art. 4 of the Articles of Incorporation.

2 The subscription rights of shareholders as well as the option subscription rights of the shareholders are excluded.

3 The Board of Directors shall issue rules governing the terms and conditions of the option grants and exercise of options.

Art. 3quater	[1] The share capital of the company shall be increased by a maximum aggregate amount of CHF 15’400’000.— (fifteen million four hundred thousand Swiss francs) by issuing a maximum of 15’400’000 (fifteen million four hundred thousand) fully paid up registered shares with a nominal value of CHF 1.— (one Swiss Franc) each, through the exercise of option and conversion rights granted in relation with bond issues or similar debt instruments of the company or affiliated companies.

2 The subscription rights of the shareholders regarding the subscription of the shares are excluded. The acquisition of shares through the exercise of option or conversion rights and the later transfer of the shares shall be subject to the transfer restrictions of Art. 4 of the Articles of Incorporation.

3 The shareholders’ bond subscription rights in the issue of the bonds or similar debt instruments may be limited or excluded by the Board of Directors (1) to finance the acquisition of enterprises and companies, parts thereof, or participations or of significant investments of the company, or (2) to issue warrants or convertible bonds on the international capital markets.

4 To the extent that the bond subscription rights are excluded, (1) the bonds are to be placed with the public at market conditions, (2) the term to exercise the option rights may not exceed five years and the term to exercise conversion rights may not exceed ten years as of the date of the bond issue and (3) the exercise price for the new shares must at least correspond to the market price at the time of the bond issue.

Articles of Incorporation of Adecco S.A., Chéserex	- 3 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

Art. 4	[1] The company shall maintain a share register showing the surnames, first names, domicile, address and nationality (in the case of legal entities the registered office) of the holders or usufructuaries of registered shares.

2 Upon request, acquirers of registered shares are registered in the share register as shareholders with the right to vote, provided that they declare explicitly to have acquired the registered shares in their own name and for their own account.

3 The Board of Directors may register nominees with the right to vote in the share register to the extent of up to 5% of the registered share capital as set forth in the commercial register. Registered shares held by a nominee that exceed this limit may be registered in the share register if the nominee discloses the names, addresses and the number of shares of the persons for whose account it holds 0.5% or more of the registered share capital as set forth in the commercial register. Nominees within the meaning of this provision are persons who do not explicitly declare in the request for registration to hold the shares for their own account or with whom the Board of Directors has entered into a corresponding agreement.

4 Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals or corporate bodies and partnerships who act in concert to circumvent the regulations concerning the nominees (especially as syndicates), shall be treated as one nominee respectively as one person within the meaning of paragraph 3 of this article.

5 After hearing the registered shareholder or nominee, the Board of Directors may cancel the registration with retroactive effect as of the date of registration, if the registration was effected based on false information. The respective shareholder or nominee shall be informed immediately of the cancellation of the registration.

6 The Board of Directors shall specify the details and give the necessary orders concerning the adherence to the preceding regulations. In particular cases, the Board of Directors may allow exemptions from the regulation concerning nominees.

7 The limitation for registration in the share register provided for in this article shall also apply to shares acquired or subscribed by the exercise of subscription rights, option or conversion rights.

Art. 5	The company may issue certificates representing several shares. They may be exchanged at any time for smaller portions or individual share certificates.

Articles of Incorporation of Adecco S.A., Chéserex	- 4 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

Art. 6	[1] The company may renounce the printing and delivery of certificates and may, with the consent of the owner of issued shares, cancel issued certificates for registered shares that are returned to the company. The company may renounce the issuance of new certificates for registered shares if the owner of the shares does not demand the issuance of certificates in co-operation with the bank which handles the book entries.

2 Registered shares not represented by a certificate may only be transferred by way of assignment which assignment must encompass all rights connected with the transferred shares. To be valid, the assignment must be notified to the company. Registered shares not represented by a certificate which a bank has been instructed by the shareholder to administer may only be transferred with the co-operation of that bank.

3 Registered shares not represented by a certificate may only be pledged to the bank which handles the book entries of such shares for the shareholder, and only based on a written pledge agreement. A notification of the company is not necessary. The right to require delivery of a certificate may be transferred to the bank accepting the pledge. In all other cases, the pledge of registered shares requires the transfer of the certificates to be valid.

Art. 7	[1] The company accepts only one representative per share.

2 The right to vote and all other rights associated with a registered share may only be exercised by a shareholder, usufructuary or nominee who is registered in the share register as shareholder or usufructuary with right to vote.

Art. 8	The General Meeting shall be entitled to convert registered shares into bearer shares, or vice-versa, bearer shares into registered shares at any time, all in accordance with the law and the Articles of Incorporation.

B.	Participation Capital and Participation Certificates

Art. 9	Abolished.

Art. 10	Abolished.

Articles of Incorporation of Adecco S.A., Chéserex	- 5 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

Art. 11	Abolished.

C.	Subscription Rights

Art. 12	In case of an increase in the share capital, shareholders have subscription rights.

III.	Governing Bodies

Art. 13	The governing bodies of the company are:

a)	the General Meeting;

b)	the Board of Directors;

c)	the Auditors.

A.	The General Meeting

Art. 14	[1] The Ordinary Annual General Meeting shall be convened once a year within six months from the end of the financial year. The General Meeting takes decisions on all matters assigned to it by law or by the Articles of Incorporation, in particular it decides on the report on the company’s activities and the annual accounts.

2 An Extraordinary General Meeting may be convened by the Board of Directors whenever the Board of Directors deems it necessary or useful, or on request by one or more shareholders representing at least one tenth of the share capital, further or on request by the Auditors, the liquidators or by a General Meeting.

Art. 15	The convening of a General Meeting shall be published in accordance with article 28. The publication must be made at least 20 days before the General Meeting takes place. The convening must state the matters on the agenda and the proposals of the Board of Directors and the shareholders who demanded that a General Meeting be called.

Articles of Incorporation of Adecco S.A., Chéserex	- 6 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

Art. 16	The meeting shall be chaired by the Chairman of the Board of Directors, or by any other member of the Board. The Chairman shall appoint a secretary for keeping the minutes and, if necessary, one or more scrutineers. The secretary and the scrutineers need not to be shareholders.

Art. 17	[1] The Board of Directors shall provide for the rules regarding the participation and the representation at the General Meeting.

2 A shareholder may be represented by his legal representative or with written proxy by a third person who need not be a shareholder, the corporate body representative, the independent proxy or by a depositary. The proxy is only valid for one person representing all shares of the represented shareholder.

3 The Chairman of the General Meeting decides whether a proxy will be accepted.

Art. 18	[1] The General Meeting shall constitute a quorum however many shareholders are present and however many shares are represented.

2 At the Meeting, each shareholder shall have as many votes as the shares he possesses or represents. Subject to any quorum or qualified majority prescribed by law or by the Articles of Incorporation, elections shall be carried out and decisions taken by an absolute majority of the number of votes represented. As a rule, voting takes place by show of hands; voting is carried out by secret ballot at the request of the Chairman or shareholders representing not less than 5% of the share capital.

3 At least a two thirds majority of the votes represented and an absolute majority of the nominal values of the shares represented is required for the adoption of a resolution concerning:

•	an alteration of the purpose of the company;

•	a creation of shares with increased voting powers;

•	an adoption of restrictions on transfer of registered shares and the removal of such restrictions;

•	an authorized increase of the capital or a conditional increase of the share capital;

Articles of Incorporation of Adecco S.A., Chéserex	- 7 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

•	an increase of the capital by conversion of capital surplus, by contribution in kind or with a view to acquiring assets and the grant of special rights;

•	a restriction or suspension of subscription rights;

•	a change of the registered office of the company;

•	the dissolution of the company without liquidation.

Art. 19	[1] The General Meeting is the supreme body of the company.

2 It has the following powers which shall not be delegated:

•	to adopt and amend the Articles of Incorporation;

•	to elect the members of the Board of Directors and the Auditors;

•	to approve the annual report and the consolidated financial statements;

•	to approve the annual financial statements and to determine the allocation of profit as shown on the balance sheet, in particular with regard to dividends;

•	to discharge the members of the Board of Directors;

•	to pass resolutions concerning all matters which are reserved to the authority of the General Meeting by law or the Articles of Incorporation.

B.	The Board of Directors

Art. 20	[1] The Board of Directors of the company consists of five to nine members, who must be shareholders.

2 The members of the Board shall be elected for a term of office of one year and may be re-elected.

3 The term of office shall expire on the date of the General Meeting.

4 The Board of Directors organizes itself. The Board of Directors is authorized to delegate the management of the company in whole or in part

Articles of Incorporation of Adecco S.A., Chéserex	- 8 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

to one or more individual directors or to third parties in accordance with by-laws governing the internal organization. Such by-laws shall contain provisions concerning the management, the necessary executive positions and duties of the officers and in particular the reporting.

Art. 21	[1] The Board of Directors is authorized to pass resolutions concerning all matters which are not reserved by law or by the Articles of Incorporation to other governing bodies.

2 The Board of Directors has the following inalienable duties which can not be delegated:

•	the ultimate direction of the business of the company and to give the necessary instructions;

•	the determination of the organization of the company;

•	the administration of accounting, financial control and, to the extent necessary for the management of the company, financial planning;

•	the appointment and removal of the persons entrusted with the management and representation of the company;

•	the ultimate supervision of the persons entrusted with the management of the company, namely in view of their compliance with the law, the Articles of Incorporation, by-laws and instructions;

•	the preparation of the annual report and the General Meeting and to carry out the resolutions adopted by the General Meetings;

•	the notification of the court in case of overindebtedness.

Art. 22	[1] The majority of the members of the board of directors must be present in order for the board to be able to pass resolutions.

2 Resolutions must be passed by a majority of all the members of the board of directors.

3 In the event of a tie, the chairman shall not have a casting vote.

4 No majority must be present to adopt resolutions of the Board of Directors regarding a report on capital increase and for those resolutions which require to be evidenced by a notarized instrument.

Articles of Incorporation of Adecco S.A., Chéserex	- 9 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

C.	The Auditors

Art. 23	[1] The General Meeting shall elect the Auditors and the Group Auditors every year, who shall perform the tasks provided by law. The Auditors and the Group Auditors may be re-elected.

2 The General Meeting may elect every year, with the possibility of re-election, a special auditor to perform the special audits required (according to articles 652f, 653f and 653i of the Code of obligations) in connection with capital increases.

IV.	Accounts, Balance Sheet, Net Income

Art. 24	The financial year of the company shall be closed annually, starting with and including the year 1996 as of December 31.

Art. 25	The income statement and the balance sheet shall be prepared in accordance with the provisions of the Swiss Code of Obligations.

Art. 26	[1] One twentieth (1/20) of the annual profit shall be allocated to the general reserves until such reserves equals one fifth (1/5) of the share capital and the participation capital.

2 The balance of the annual profit shall be at the disposal of the General Meeting, subject to the mandatory provisions of Article 671 of the Swiss Code of Obligations.

Art. 27	A resolution to dissolve the company shall require a two thirds majority of the votes allocated to all issued shares.

V.	Publications

Art. 28	To be valid, publications shall be made in the Swiss Official Gazette of Commerce (“Feuille officielle suisse du commerce”). The Board of Directors may decide upon further publications.

Articles of Incorporation of Adecco S.A., Chéserex	- 10 -

Free translation from the French original. The French original prevails.

Version of 7 March 2006

VI.	Interim Provisions

Art. 29	In accordance with the contract on contribution in kind dated 20 August 1996 the company has acquired from Crédit Suisse (France) in the public share tender offer made to the shareholders of Ecco S.A. 9’275’000 (nine million two hundred and seventy-five thousand) fully paid shares of Ecco S.A. with a nominal value of FF 25.— each. These shares are transferred to the company for a total price of CHF 412’185’081.— (four hundred and twelve million one hundred eighty-five thousand and eighty-one Swiss francs), which corresponds to the value attributed to the shares so contributed. Crédit Suisse (France) receives 9’534’700 (nine million five hundred thirty-four thousand and seven hundred) fully paid bearer shares of the company of a nominal value of CHF 10.— (ten Swiss francs) each, representing a total nominal value of CHF 95’347’000.— (ninety-five million three hundred and forty-seven thousand Swiss francs); CHF 316’838’081.— (three hundred and sixteen million eight hundred thirty-eight thousand and eighty-one Swiss francs) are recorded in the books of the company as agio.

Art. 30	The Company has the intention to acquire the entire share-capital of Olsten Corporation (Melville N.Y., USA) from the present shareholders of said public listed company, in conformity with the merger contract (in the sense of the American law) dated August 17th 1999, for a total aggregate price of up to USD 356’000’000.— (three hundred fifty-six million US Dollar) in cash and up to 700’000 (seven hundred thousand) registered shares of a nominal value of CHF 10.— (ten Swiss francs) of the Company (remitted in the form of “American Depository Receipts”).

I hereby confirm that these Articles of Incorporation are a free translation of the French version of the Articles of Incorporation of Adecco S.A., as amended on 7 March 2006.
Glattbrugg, 28 March 2006; Hans R. Brütsch, Corporate Secretary